As filed with the Securities and Exchange Commission on October 2, 2020
Registration No. _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Kingsway Financial Services Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1792291
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 Pierce Road, Suite 600 Itasca, Illinois (Address of Principal Executive Offices)	60143 (Zip Code)

Kingsway Financial Services Inc. 2020 Equity Incentive Plan
(Full Title of the Plan)

John T. Fitzgerald
President and Chief Executive Officer
Kingsway Financial Services Inc.
150 Pierce Road, Suite 600, Itasca, IL 60143
(Name and Address of Agent for service)

(416) 848-1171
(Telephone Number, Including Area Code, of Agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	1,600,000	$2.96	$4,736,000	$516.70

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Kingsway Financial Services Inc. that may become issuable under the Kingsway Financial Services Inc. 2020 Equity Incentive Plan (the “2020 Plan”), by reason of any stock dividend, stock split, combination or exchange of shares of Common Stock, recapitalization or any other similar transaction.

(2)
Pursuant to Rule 457 under the Securities Act, the proposed maximum aggregate offering price and the registration fee are estimated based upon the average of the high and low sale prices of the Common Stock as reported on The New York Stock Exchange on September 30, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed with the Securities and Exchange Commission (the “SEC”) by Kingsway Financial Services Inc., a Delaware corporation (the “Registrant”), in order to register 1,600,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), available for issuance under the Kingsway Financial Services Inc. 2020 Equity Incentive Plan (the “2020 Plan”), which was approved by the Registrant’s shareholders on September 21, 2020 (the “Approval Date”).

The 2020 Plan replaces the Registrant’s 2013 Equity Incentive Plan dated December 4, 2013 (the “2013 Plan”) with respect to the granting of equity awards on or after the Approval Date (although awards granted under the 2013 Plan prior to the Approval Date (“Predecessor Awards”) will remain outstanding in accordance with their terms and those of the 2013 Plan).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents need not be filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-15204), are incorporated herein by reference:

(a) the Annual Report on Form 10-K (including the portions of the Registrant’s Proxy Statement incorporated by reference therein) for the fiscal year ended December 31, 2019, filed with the SEC on July 10, 2020;

(b) (i) the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on July 17, 2020, (ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 13, 2020, (iii) the Current Report on Form 8-K filed with the SEC on January 10, 2020, (iv) the Current Report on Form 8-K filed with the SEC on January 15, 2020, (v) the Current Report on Form 8-K filed with the SEC on March 12, 2020, (vi) the Current Report on Form 8-K filed with the SEC on March 17, 2020, (vii) the Current Report on Form 8-K filed with the SEC on April 21, 2020, (viii) the Current Report on Form 8-K filed with the SEC on July 16, 2020, (ix) the Current Report on Form 8-K filed with the SEC on July 22, 2020, and (x) the Current Report on Form 8-K filed with the SEC on September 22, 2020; and

(c) the description of the Common Stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-15204), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on September 19, 2003, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Paul R. Hogan, who is providing an opinion on the validity of the issuance of the shares of Common Stock being registered hereby, is Secretary and General Counsel of the Registrant. As an employee of the Registrant, Mr. Hogan participates in equity compensation plans of the Registrant on the same basis as other similarly eligible employees, pursuant to which Mr. Hogan owns or has options or rights to acquire an aggregate of less than 1% of the Registrant’s outstanding Common Stock. Mr. Hogan is eligible to participate in the 2020 Plan.

Item 6.        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102 of the Delaware General Corporation Law (the “DGCL”), the Registrant’s Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment) indemnify and hold harmless any and all current or former directors and officers of the Registrant from and against any and all of the expenses, liabilities or losses reasonably incurred or suffered by such indemnitee in connection with service as a director or officer. The Registrant’s

Certificate of Incorporation also provides that the Registrant shall, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader rights than such law permitted the Registrant to provide prior to such amendment), have the power to advance expenses to any and all current or former directors and officers of the Registrant and to provide indemnification or advance expenses to any and all current or former employees and agents of the Registrant or other persons.

The Registrant’s By-laws further provide that the Registrant shall indemnify and hold harmless its current and former directors and officers to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with service as a director or officer; provided, however, that, except in certain circumstances with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Registrant shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Registrant.

In addition to the right to indemnification, the Registrant’s By-laws provide that an indemnified director or officer shall also have the right to be paid by the Registrant the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the By-laws (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Registrant of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under the By-laws.

The 2020 Plan also generally provides, subject to applicable law, for indemnification of the Registrant’s officers and directors with respect to actions taken (or failure to act) under the 2020 Plan, except in cases of such officer’s or director’s willful misconduct or as expressly provided by statute. The indemnification provided under the 2020 Plan is not exclusive of the other indemnification rights, policies, and agreements described herein.

The Registrant currently has directors’ and officers’ liability insurance policies to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations. The Registrant has entered into indemnification agreements with certain of its current and past officers and directors. Among other things, these agreements generally provide that the Registrant will indemnify each of these individuals against all fees, charges, disbursements, expenses and losses reasonably incurred by them in connection with any civil, criminal, quasi-criminal, administrative, investigative or other proceedings in connection with service as a director or officer of the Registrant or as a director, officer, trustee, manager, participating member or in any other similar capacity of any other entity to the extent that such person is serving in such capacity at the request of the Registrant (“Indemnified Capacity”). Additionally, the Registrant has agreed to indemnify these individuals for expenses they incur solely by reason of their service in an Indemnified Capacity. The indemnity includes amounts paid to settle actions or to satisfy judgments. However, the Registrant may only indemnify these persons if they acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal, quasi-criminal or administrative action, proceeding or hearing that is enforced by a monetary penalty, if they had reasonable grounds for believing that their conduct was lawful. The Registrant will have no obligation to indemnify these individuals if a court rules that they are not entitled to indemnification under the agreement.

These indemnification agreements also provide that, upon written request, the Registrant will advance expenses to the indemnified individuals within 20 days of such request. The Registrant must also maintain in effect a comprehensive liability insurance program, including policies providing coverage for the liability exposures of directors and officers. Such liability insurance coverage will continue for a minimum of six years following the director or officer ceasing to serve in an Indemnified Capacity.

See also the undertakings set out in response to Item 9 hereof.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation of the Registrant.*
3.2	By-laws of the Registrant.**
4.1	Form of Stock Certificate for the Registrant’s Common Stock.***
5.1	Opinion of Paul R. Hogan, Esq., Secretary and General Counsel of the Registrant.+
10.1	Kingsway Financial Services Inc. 2020 Equity Incentive Plan.+
23.1	Consent of Paul R. Hogan, Esq., Secretary and General Counsel of the Registrant (included in Exhibit 5.1).+
23.2	Consent of Plante & Moran, PLLC+
23.3	Consent of RSM US LLP+
24.1	Power of Attorney (included on signature page to this Registration Statement).+

*	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 31, 2018
**	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 31, 2018
***	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 31, 2018
+	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Itasca, State of Illinois, on October 2, 2020.

KINGSWAY FINANCIAL SERVICES INC.

By:	/s/ John T. Fitzgerald
Name: John T. Fitzgerald
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Fitzgerald, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of them and in each of their names, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 2, 2020.

Signature	Title
/s/ Terence M. Kavanagh
Terence M. Kavanagh	Chairman of the Board, Director
/s/ John T. Fitzgerald
John T. Fitzgerald	President and Chief Executive Officer and Director
(Principal Executive Officer)
/s/ Kent A. Hansen
Kent A. Hansen	Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Accounting Officer)
/s/ Gregory P. Hannon
Gregory P. Hannon	Director
/s/ Doug Levine
Doug Levine	Director
/s/ Joseph D. Stilwell
Joseph D. Stilwell	Director
/s/ Corissa B. Porcelli
Corissa B. Porcelli	Director